EMPLOYMENT AGREEMENT

(Michael R. Amburgey)

This EMPLOYMENT AGREEMENT (this "Agreement"), executed on October 3, 2011, is between Nutrisystem, Inc., a Delaware corporation, with a principal place of business located at 600 Office Center Drive, Fort Washington, Pennsylvania 19034 (the "Company"), and Michael R. Amburgey (the "Employee").

WHEREAS, the Company has agreed to employ Employee as the Company's Executive Vice President and Chief Marketing Officer, and Employee has agreed to become so employed, on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Company and Employee, each intending to be legally bound hereby, agree as follows:

  Employment

  Employee is hereby employed by the Company as its Executive Vice President and Chief Marketing Officer. Employee shall perform duties consistent with this position as are assigned by the Company's Chief Executive Officer ("CEO") or its Board of Directors (the "Board"). Employee shall report directly to the CEO.

  Performance

  Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours.

  Term

  The initial term of employment under this Agreement (the "Initial Term") shall commence on or before October 20, 2011 (with the Employee's actual first day of employment being referred to herein as the "Commencement Date") Date and, unless earlier terminated in accordance with the terms hereof, shall continue until the second (2nd) anniversary of the Commencement Date. This Agreement renews automatically for one (1) year renewal terms (a "Renewal Term") unless either Employee or the Company gives the other party written notice of non-renewal at least three (3) months before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a one year Renewal Term upon a "Change of Control" (as defined below), beginning on the date of the Change of Control. The Initial Term plus any Renewal Terms shall be referred to herein as the "Employment Term".

  Salary

  Employee's annual salary (the "Salary") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $300,000 (the "Initial Salary"). The Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

  Stock

  The Compensation Committee has approved a restricted stock grant to be awarded to Employee on the Commencement Date having a value of $1,000,000 (with the actual number of shares awarded to be calculated based upon the closing share price of the Company's common stock, par value $0.001 per share, on the last trading day immediately preceding the Commencement Date) (the "Initial Stock Grant"). The Initial Stock Grant shall be in accordance with the terms and conditions set forth in the Stock Award Agreement attached as Appendix A. The Initial Stock Grant shall vest over four years from the Commencement Date, with a tranche of 25% vesting on each of the first four (4) anniversaries of the Commencement Date, as set forth in Appendix A, provided that Employee is employed by the Company on each such vesting date.

  Bonus

  The Compensation Committee has approved a signing bonus for Employee in the amount of $60,000, which amount shall be paid in two (2) equal installments of $30,000, payable on the Company's first regular pay dates immediately following January 1, 2012 and January 1, 2013, respectively.

  During the Employment Term, Employee shall be entitled to participate in any bonus program established for officers of the Company generally. Employee shall be entitled to participate in an annual bonus program to be established by the Board or the Compensation Committee (the "Annual Bonus"). During the Employment Term, Employee shall be eligible to receive an Annual Bonus up to 75% of Employee's Salary, provided that the right to receive any Annual Bonus is conditioned on the attainment of designated performance goals and the continued employment of Employee with the Company through the date that the Annual Bonus is paid. The Annual Bonus shall be paid at such time as bonuses are paid to the other officers of the Company, but no later than March 15th of the year that follows the fiscal year to which the Annual Bonus relates.

  Confidential Information, Non-Competition and Non-Solicitation

  In consideration for the Company entering into this Agreement, Employee has agreed to be bound by the terms of the Company's Nondisclosure and Noncompete Agreement for Management Employees, which is attached hereto as Appendix B.

  Death

  If Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to Employee, Employee's executors, administrators, heirs, assigns or any other person claiming under or through Employee, except (a) Employee's estate shall receive any unpaid Salary that has accrued through the date of termination; (b) Employee's estate shall receive a lump sum cash payment in an amount equal to Employee's prorated Annual Bonus (calculated as equal to 75% of Salary) for the fiscal year of Employee's death, which pro ration will be determined from the first day of the fiscal year in which Employee dies through the date of death; and (c) the next tranche of shares that would have vested under the Initial Stock Grant in the twelve (12) months following such termination of employment if Employee had continued to be employed, shall become vested on the date of such termination. Cash payments under this Section 8 shall be made by the Company within sixty (60) days after Employee's death.

  Total Disability

  If Employee becomes "totally disabled" (as hereinafter defined) then the Company may terminate the employment of Employee to the extent permitted by applicable law, and then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to Employee hereunder, except (a) Employee shall receive any unpaid Salary that has accrued through the date of termination; (b) Employee shall receive a lump sum cash payment equal to one (1) month of Salary; (c) Employee shall receive a lump sum cash payment in an amount equal to Employee's prorated Annual Bonus (calculated as equal to 75% of Salary) for the fiscal year of Employee's termination under this Section 9, which pro ration will be determined from the first day of the fiscal year in which Employee's termination occurs through the date of termination; (d) the next tranche of shares that would have vested under the Initial Stock Grant in the twelve (12) months following such termination of employment if Employee had continued to be employed, shall become vested on the date of such termination; and (e) whatever benefits that Employee may be entitled to receive under any then existing disability benefit plans of the Company. Cash payments under this Section 9 shall be made by the Company within sixty (60) days after Employee's termination of employment.

  The term "totally disabled" means Employee is considered totally disabled (a) under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

  Termination for Cause

  The Company may terminate Employee for "cause" (as hereinafter defined) immediately upon notice from the Company. If Employee is terminated for "cause," then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to Employee, except that Employee shall receive any unpaid Salary that has accrued through the date of termination.

  The term "cause" means: (a) Employee is convicted of a felony (excluding all vehicular and traffic offenses), or (b) in the reasonable determination of the Board, Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with Employee's duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between Employee and the Company that Employee shall not have remedied within thirty (30) days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of Employee's employment with the Company.

  Termination by Employee

  Employee may terminate this Agreement by giving the Company written notice of termination one (1) month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to Employee under this Agreement, except that Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 7 of this Agreement.

  Employee also may terminate this Agreement for Good Reason (as hereinafter defined), provided that Employee gives the Company written notice of the Good Reason condition within ninety (90) days from the initial existence of the Good Reason condition, and if the Company has not cured the Good Reason condition within thirty (30) days following such notice from Employee, then Employee's employment will be terminated effective as of the 30th day following the expiration of the Company's cure period, unless the Company designates an earlier termination date, and upon such a termination, Employee will be treated in accordance with Section 12, as if Employee's employment had been terminated by the Company without cause. As used herein, "Good Reason" means: (i) a material diminution in Employee's "base compensation", which for this purpose "base compensation" shall mean the Salary and the target Annual Bonus opportunity, which is 75% of Salary; (ii) a material diminution of Employee's authority, duties or responsibilities as an Executive Vice President and Chief Marketing Officer; (iii) a material diminution in the authority, duties or responsibilities of Employee's supervisor, including a requirement that Employee report to an officer or employee of the Company instead of reporting directly to the CEO; (iv) a material change in the geographic location at which Employee performs services for the Company, which for this purpose shall mean the Company relocating its executive offices more than sixty (60) miles from Fort Washington, Pennsylvania; and (v) any other action or inaction that constitutes a material breach of this Agreement by the Company.

  Termination without Cause or Non-Renewal by the Company

  The Company may terminate Employee without "cause" by giving Employee written notice of termination one (1) month in advance of the termination date. Employee may waive this notice period and set an earlier termination date. If (i) Employee is terminated without "cause," or (ii) Employee is terminated as a result of the non-renewal of this Agreement by the Company at the end of the Initial Term or any Renewal Term in accordance with Section 3, or (iii) Employee terminates his employment for Good Reason in accordance with Section 11, then the Employment Term shall terminate and thereafter Employee shall be entitled only to the following under this Agreement:

      within thirty (30) days following Employee's termination date, the Company will pay to Employee a lump sum severance payment in the amount equal to the sum of:
        twelve (12) months of the Salary then in effect; and
        a pro rated amount of the Annual Bonus (calculated at 75% of Salary) from the first day of the fiscal year in which the termination occurred through the date of termination; and
        the value of the premium cost to the Company to continue Employee on the Company's group life and AD&D policy for the twelve (12) month period following Employee's termination date; and
      Employee's group healthcare and dental coverage will be continued for twelve (12) months, at Employee's normal contribution rates; and
      Employee's covenants against non-competition (as described in Section 7 of this Agreement) shall be reduced to a twelve (12) month period from the termination date, from the period contained in the agreement referred to in Section 7 above; and
      the next tranche of shares that would have vested under the Initial Stock Grant in the next twelve (12) months following such termination of employment if Employee had continued to be employed, shall become vested on the date of such termination (provided, however, that if Employee's termination resulted from the non-renewal of this Agreement by the Company at the end of the Initial Term in accordance with Section 3, the foregoing period shall be increased from twelve (12) to twenty-four (24) months) ; and
      Employee and the Company will enter into, and Employee must not revoke, a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section 12.
  Change of Control

  In the event of a termination of this Agreement by the Company without cause (or by Employee for Good Reason) within twelve (12) months following the date of a Change of Control (as hereinafter defined), Employee shall become 100% vested in the Stock Grants.

  For purposes of this Agreement, the term "Change of Control" shall mean the consummation of any of the following events:

  (i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);

  (ii) dissolution or liquidation of the Company;

  (iii) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or

  (iv) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

  Governing Law/Jurisdiction

  This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

  Entire Agreement; Amendments

  This Agreement sets forth the entire understanding between the parties hereto, and shall supersede all prior employment, severance and change of control agreements and any related agreements that Employee has with the Company or any subsidiary, or any predecessor company.

  This Agreement may not be modified or amended in any way except by a written amendment executed by Employee and the Company.

  Withholding Taxes

  Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required by federal, state or local law.

  No Assignment

  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable in whole or in part by Employee.

  Jury Trial Waiver

  The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

  Compliance with Section 409A of the Code

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a 'separation from service' under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the 'separation pay exception' under Treas. Reg. Section 1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of Employee's termination of employment and therefore constitute deferred compensation subject to the requirements of section 409A of the Code, then if Employee is a "specified employee" of a publicly traded corporation under section 409A of the Code on the date of Employee's termination of employment, notwithstanding any other provision of this Agreement, payment of severance under this Agreement shall be delayed for a period of six (6) months from the date of Employee's termination of employment if required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Employee's estate within sixty (60) days after the date of Employee's death. The determination of whether Employee is a "specified employee" shall be made by the Compensation Committee (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Employee's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NUTRISYSTEM, INC.

By: /s/ Joseph M. Redling_____________

Name: Joseph M. Redling

Title: President and CEO

EMPLOYEE:

_ /s/ Michael R. Amburgey__________

Name: Michael R. Amburgey